PUT AGREEMENT

This **PUT AGREEMENT** (the "**Agreement**"), dated as of February 25, 2013 (this "**Agreement**"), is by and among Prime Acquisition Corp., a Cayman Islands company (the "**Company**"), BHN Srl., an Italian company ("**BHN**"), and AQR Opportunistic Premium Offshore Fund, L.P. (the "**Holder**").

RECITALS

WHEREAS, the Company was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination, or control through contractual arrangements, one or more operating businesses (each an "**Acquisition**").

WHEREAS, pursuant to certain provisions of the Company's amended and restated memorandum and articles of association (the "**Charter**"), at the time of an Acquisition a holder of shares of Common Stock (as defined below) issued in the Company's initial public offering ("**IPO**") must be offered the right to demand that the Company convert (the "**Conversion Rights**") such shares of Common Stock into cash equal to a pro rata portion of the trust account described in the IPO prospectus for the benefit of the Company's public shareholders and the underwriters of its IPO (the "**Trust Account**"), through either a tender offer or the proxy process depending on the structure of the Acquisition.

WHEREAS, the Company is seeking shareholder approval to extend the time it has to complete an Acquisition beyond March 30, 2013 (the "**Extension**"), and in connection with the Extension will grant shareholders Conversion Rights.

WHEREAS, the Company has entered into a binding letter of intent regarding an Acquisition relating to certain real estate properties in Southern Europe, pursuant to which the Company will acquire such properties pursuant to certain agreements to be executed in the event the Extension is approved (an Acquisition involving such properties is referred to herein as the "**Transaction**").

WHEREAS, each of the Extension and the Acquisition is conditioned upon the exercise of Conversion Rights by holders of less than 83% of the shares of Common Stock issued in the IPO.

WHEREAS, as of the approval of the Extension and the closing of the Acquisition, Holder shall be the holder of 37,118 shares of Common Stock (all of such 37,118 shares of Common Stock are referred to herein as the "**Shares**") and is interested in acquiring the right to require the Company to purchase the Shares during the time periods and upon the terms and conditions described herein.

WHEREAS, Chardan Capital Markets, LLC ("**Chardan**") is facilitating the transaction contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, BHN and the Holder hereby agree as follows:

1. Put Right.

(a) Exercise of Put Right. During the period commencing on the date of the consummation of the Transaction and ending on the four (4) month anniversary of such date (such period is referred to herein as the "**Put Period**"), the Holder shall have the right, in its sole discretion, to require that the Company purchase from the Holder all or any portion of the Shares by delivering written notice thereof (each a "**Put Notice**") at any time and from time to time during the Put Period (but in no event later than 11:59 p.m. (New York time) on the last day of the Put Period). Each Put Notice shall (i) indicate the number of Shares that the Holder is electing to require the Company to purchase from the Holder (each such indicated number of Shares is referred to herein as the "**Put Shares**") and (ii) contain wire transfer instructions for one of Holder's accounts.

(b) Payment and Delivery Mechanics. The Company shall purchase all of the applicable Put Shares on the first (1st) Business Day (as defined below) immediately following delivery to the Company of the applicable Put Notice (each a "**Payment Date**") by paying to the Holder in cash, by wire transfer of immediately available funds pursuant to the wire transfer instructions specified in the applicable Put Notice, an amount equal to the product of (i) the Put Shares (for clarification purposes, the number thereof) multiplied by (ii) $10.55 (the "**Per Share Price**") (as adjusted for stock dividends, stock splits, stock combinations and other similar transactions occurring with respect to the Common Stock after the date of this Agreement) (each such product is referred to herein as a "**Put Price**"). Any Put Price that is not paid on the applicable Payment Date shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such Put Price at the rate of eighteen percent (18%) per annum from the date such Put Price was due until the same is paid in full. Simultaneously with the Company's payment in full to the Holder of the applicable Put Price in accordance with the foregoing, (i) the applicable Put Shares shall be automatically cancelled on the books and records of the Company and (ii) the Holder shall, within seven (7) Business Days after the receipt of the entire applicable Put Price, cause the applicable Put Shares to be delivered to the Company or its transfer agent. Simultaneously with the payment of each Put Price, the parties hereto shall be deemed to have re-made their respective representations and warranties set forth in this Agreement as if such representations and warranties were originally made on and as of the date of such payment. "**Business Day**" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

(c) Reduction of Shares Subject to Put Right. Notwithstanding the foregoing,

if at the end of any Business Day occurring during the period commencing on the first (1st) Business Day immediately following the consummation of the Transaction and ending on the last Business Day of the Put Period (the "**Calculation Period**") a Reduction Amount (as defined below) exists, then the number of Shares that the Holder has the right to require the Company to purchase pursuant to this Section 1 shall not exceed the difference between (i) the aggregate number of Shares minus (ii) the Reduction Amount. "**Reduction Amount**" means, with respect to the applicable time of determination, the positive difference (if any) of (1) the aggregate number of Shares minus (2) the aggregate number of shares of Common Stock owned by the Holder as of such time of determination. In implementation of the foregoing, once a Reduction Amount exists on a Business Day during the Calculation Period, then such Reduction Amount can never decrease after such Business Day.

2. Payments.

(a) Simultaneously with the consummation of the Transaction, the Company shall pay to Chardan an amount in cash, by wire transfer immediately available funds to the account specified by Chardan in writing, equal to the product of (i) $0.20 (as adjusted for stock dividends, stock splits, stock combinations and other similar transactions occurring with respect to the Common Stock after the date of this Agreement) multiplied by (ii) the Shares (for clarification purposes, the number thereof at the time of execution and delivery of this Agreement and disregarding any adjustments thereto occurring after such time).

(b) On the seven (7) day anniversary of the date hereof, the Company shall pay to the Holder an amount in cash, by wire transfer immediately available funds to the account specified by the Holder in writing, equal to $3,711.80.[1]

(c) On the three (3) month anniversary of the date hereof, the Company shall pay to the Holder an amount in cash, by wire transfer immediately available funds to the account specified by the Holder in writing, equal to $7,423.60.[2]

3. Representations and Warranties.

(a) The Company represents and warrants to BHN and the Holder that:

(i) The Company is a company duly organized and validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted.

(ii) The Company has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with the terms hereof. The

[1] Insert the product of (i) $0.10 multiplied by (ii) the Shares

[2] Insert the product of (i) $0.20 multiplied by (ii) the Shares

execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by the Company's board of directors, and no further filing, consent or authorization is required by the Company, its board of directors or any of its shareholders. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(iii) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Charter (including, without limitation, any preferred stock terms contained therein) or other organizational documents of the Company, any capital stock of the Company or bylaws of the Company, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company or any of its subsidiaries is bound or affected except, in the case of clause (ii) above, to the extent such violations that could not reasonably be expected to have any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, (ii) the transactions contemplated hereby or (iii) the authority or ability of the Company to perform any of its obligations hereunder.

(iv) The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person (as defined below) in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement, in each case, in accordance with the terms hereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain at or prior to the execution of this Agreement have been obtained or effected prior to the execution of this Agreement. "**Person**" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(v) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, of which, 4,894,983 are issued and outstanding and 7,730,050 shares are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 1,000,000 shares of preferred stock, of which none shares are issued and outstanding. No shares of Common Stock are held in

treasury. All of such outstanding shares are duly authorized and have been, or upon issuance will be, validly issued and are fully paid and non-assessable. "**Common Stock**" means (i) the Company's ordinary shares, $0.001 par value per share, and (ii) any capital stock into which such ordinary shares shall have been changed or any share capital resulting from a reclassification of such ordinary shares.

(b) BHN represents and warrants to the Company and the Holder that:

(i) BHN is an company duly organized and validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted.

(ii) BHN has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with the terms hereof. The execution and delivery of this Agreement by BHN, and the consummation by BHN of the transactions contemplated hereby, have been duly authorized by BHN's board of directors, and no further filing, consent or authorization is required by BHN, its board of directors or any of its shareholders. This Agreement has been duly executed and delivered by BHN, and constitutes the legal, valid and binding obligations of BHN, enforceable against BHN in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(iii) The execution, delivery and performance of this Agreement by BHN and the consummation by BHN of the transactions contemplated hereby will not (i) result in a violation of any of the organizational documents of BHN (including, without limitation, preferred stock terms contained therein), any capital stock of BHN or bylaws of BHN, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which BHN or any of its subsidiaries is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations) applicable to BHN or by which any property or asset of BHN or any of its subsidiaries is bound or affected except, in the case of clause (ii) above, to the extent such violations that could not reasonably be expected to have any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of BHN and its subsidiaries, taken as a whole, (ii) the transactions contemplated hereby or (iii) the authority or ability of BHN to perform any of its obligations hereunder.

(iv) BHN is not required to obtain any consent from, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement, in each case, in accordance with the terms hereof. All consents, authorizations, orders, filings and

registrations which BHN is required to obtain at or prior to the execution of this Agreement have been obtained or effected prior to the execution of this Agreement. BHN will survive the consummation of the Transaction.

(c) Holder represents and warrants to the Company and BHN that:

(i) Holder owns the Shares and all rights thereunder free and clear of any liens, encumbrances, pledges, options or other rights of any kind and description (except for liens, encumbrances, pledges, options and other rights and restrictions imposed by applicable securities laws, the terms of this Agreement and customary liens imposed by prime brokers and custodians).

(ii) Holder has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by Holder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Holder and no further action is required by Holder. This Agreement has been duly executed by Holder and constitutes the legal, valid and binding obligation of Holder enforceable against Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(iii) The execution, delivery and performance by Holder of this Agreement and the consummation by Holder of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of Holder, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Holder is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Holder, except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Holder to perform its obligations hereunder.

4. Conversion Rights. Holder shall not (i) exercise its Conversion Rights in connection with the Transaction with respect to any of the Shares (either in connection with the vote for the Extension or the offer in connection the Transaction, whether by tender or proxy) or (ii) sell any of the Shares prior to the consummation of the Transaction, in each case of clauses (i) and (ii), other than in connection with a liquidation of the Trust Account or in connection with a redemption of Shares in the event that the Transaction is not consummated.

5. Escrow Account. Simultaneously with the consummation of the Transaction, the Company shall cause the trustee of the Trust Account to deliver $371,922.36[3] (the "**Escrow**

[3] Insert the product of (i) $10.02 multiplied by (ii) the Shares

Funds") by wire transfer of immediately available funds to the Escrow Account (as defined in the Escrow Agreement) maintained by the Escrow Agent (as defined in Escrow Agreement) pursuant to the terms of an escrow agreement to be entered into by the parties hereto within five (5) Business Days after the date hereof (the "**Escrow Agreement**") and which, in addition to customary provisions, shall contain provisions that provide for portions of the Escrow Funds to be released to (i) the Holder in the event that the Company fails to timely deliver any Put Price, (ii) the Holder in the event that the Company fails to timely deliver any amount required pursuant to Section 25, (iii) the Company in the event that the Holder delivers a Put Notice to the Company and the Company timely delivers the applicable Put Price to the Holder or (iv) to the Company in the event that a Reduction Amount exists.

6. Indemnification. In consideration of Holder's execution and delivery of this Agreement, and in addition to all of the other obligations of the Company and BHN under this Agreement, the Company and BHN, on a joint and several basis, shall defend, protect, indemnify and hold harmless the Holder and each of its directors, officers, managers, shareholders, members, partners, employees, agents, advisors, representatives (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) and each Person, if any, who controls such Investor within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and each of the directors, officers, managers, shareholders, members, partners, employees, agents, advisors, representatives (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) of such controlling Persons (collectively, the "**Indemnitees**") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (regardless of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable attorneys' fees and disbursements (the "**Indemnified Liabilities**"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any inaccuracy in, misrepresentation, or breach of any representation or warranty made by the Company or BHN in this Agreement, (b) any breach of any covenant, agreement or obligation of the Company or BHN contained in this Agreement, (c) without limitation of the immediately preceding clause (b), the failure (for any reason) of the Company to purchase any Put Shares, to timely pay any Put Price on the applicable Payment Date or to timely pay any other payment when due under this Agreement or (d) any cause of action, suit, proceeding or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company, BHN or any of their respective subsidiaries) or which otherwise involves such Indemnitee that arises out of or results from (i) the execution, delivery, performance or enforcement of this Agreement or (ii) the status of Holder either as an investor in the Company or as a party to this Agreement (including, without limitation, as a party in interest or otherwise in any action or proceeding for injunctive or other equitable relief). To the extent that the foregoing undertaking by the Company and BHN may be unenforceable for any reason, the Company and BHN shall, on a joint and several basis, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred (but in no event later than three (3) Business Days after such receipt or incurrence (as the case may be)).

7. Waiver. Holder acknowledges that it has read the final prospectus, dated March 24, 2011, related to the Company's IPO (the "**Prospectus**") and understands that the Company has established the Trust Account, and that, except for certain exceptions described in the Prospectus, the Company may disburse monies from the Trust Account only: (i) to the public shareholders in the event of the conversion of their shares or the liquidation of the Company or (ii) to the Company and the underwriters after consummation of an acquisition transaction, as described in the Prospectus. Holder hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account prior to the consummation of the Transaction (other than in connection with a liquidation of the Trust Account or in connection with a redemption of Shares in the event that the Transaction is not consummated), and will not seek recourse against the Trust Account or the monies contained therein for any reason whatsoever prior to the consummation of the Transaction (other than in connection with a liquidation of the Trust Account or in connection with a redemption of Shares in the event that the Transaction is not consummated). Without implication that the contrary would otherwise be true, it is expressly understood and agreed that this Section 7 shall be null and void and of no force or effect following the consummation of the Transaction and the Trust Account being disbursed.

8. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, if delivered personally; (ii) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) when sent, if sent by e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient's e-mail server that such e-mail could not be delivered to such recipient) and (iv) if sent by overnight courier service, one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

No. 322, Zhongshan East Road
Shijiazhuang
Hebei Province, 050011
People's Republic of China
Facsimile: [redacted]
E-mail address: [redacted]
Attention: Chief Executive Officer

with a copy (for informational purposes only) to:

Loeb & Loeb, LLP
345 Park Avenue
New York, NY 10154
Facsimile: [redacted]
E-mail addresses: [redacted]

Attention: Mitchell S. Nussbaum, Esq

If to BHN:
bhn, Srl.
Torino 61, 20123 Milano
Facsimile: [redacted]
E-mail address: [redacted]
Attention: Chief Executive Officer

If to Holder:

c/o CNH Partners, LLC
Two Greenwich Plaza
Greenwich, Connecticut 06830
Facsimile: [redacted]
E-mail address: [redacted]
Attention: Bradley D. Asness, Chief Legal Officer

with a copy (for informational purposes only) to:

Greenberg Traurig, LLP
77 W. Wacker Drive, Suite 3100
Chicago, Illinois 60601
Facsimile: [redacted]
E-mail addresses: [redacted]
Attention: Todd A. Mazur, Esq.

or to such other address, facsimile number or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date and recipient facsimile number or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iv) above, respectively. A copy of the e-mail transmission containing the time, date and recipient e-mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (iii) above.

9. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

10. Entire Agreement. This Agreement supersedes all other prior oral or written agreements between the parties hereto and Persons acting on their behalf solely with respect to the matters contained herein, and this Agreement contains the entire understanding of the parties solely with respect to the matters covered herein. Except as specifically set forth herein, no party hereto makes any representation, warranty, covenant or undertaking with respect to such matters. Except as expressly set forth herein, no party hereto makes any representation, warranty, covenant or undertaking, express or implied, with respect to the matters contained herein. The parties hereto acknowledge that no other party, or agent, representative or attorney of any other party, has made any promise, representation, or warranty whatsoever, express or implied, not contained in this Agreement concerning the subject matter hereof, to induce this Agreement or otherwise, and the parties acknowledge that they have not executed this Agreement in reliance upon such promise, representation, or warranty not expressly contained herein. For clarification purposes, the Recitals are part of this Agreement.

11. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall (i) limit, or be deemed to limit, in any way any right to serve process in any manner permitted by law or (ii) operate, or shall be deemed to operate, to preclude the Holder from bringing suit or taking other legal action against the Company or BHN in any other jurisdiction to collect on the obligations of the Company or BHN to Holder or to enforce a judgment or other court ruling in favor of Holder. **EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.**

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto.

13. Headings; Gender. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the

masculine, feminine, neuter, singular and plural forms thereof. The terms "including," "includes," "include" and words of like import shall be construed broadly as if followed by the words "without limitation." The terms "herein," "hereunder," "hereof" and words of like import refer to this entire Agreement instead of just the provision in which they are found.

14. Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

15. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than the Indemnitees referred to in Section 6 and Chardan.

16. Survival. The representations, warranties, agreements and covenants shall survive the execution and delivery of this Agreement.

17. Expenses. The Company shall reimburse the Holder or its designee(s) for all costs and expenses incurred by it or its affiliates in connection with the transactions contemplated by this Agreement (including, without limitation, all legal fees and disbursements in connection therewith, structuring, documentation and implementation of the transactions contemplated by this Agreement and due diligence and regulatory filings in connection therewith) in a non-accountable amount equal to $13,375, which will be paid by the Company via wire transfer of immediately available funds simultaneously with execution and delivery of this Agreement by the parties hereto to an account specified by Holder in writing. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear its own expenses in connection with the transactions contemplated hereby.

18. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

19. Construction; Amendment and Waivers. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. No specific representation or

warranty shall limit the generality or applicability of a more general representation or warranty. Each and every reference to share prices, shares of Common Stock and any other numbers in this Agreement that relate to the Common Stock shall be automatically adjusted for stock dividends, stock splits, stock combinations and other similar transactions that occur with respect to the Common Stock after the date of this Agreement. Provisions of this Agreement may be amended only with the written consent of the parties hereto. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

20. Remedies. Each party hereto shall have all rights and remedies set forth in this Agreement and all rights and remedies which such party has been granted at any time under any other agreement or contract and all of the rights which such party has under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security, to the extent permitted by law), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company and BHN recognize that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Holder. The Company and BHN therefore agrees that the Holder shall be entitled to seek specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security.

21. Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) this Agreement, whenever the Holder exercises a right, election, demand or option under this Agreement (including, without limitation, delivering a Put Notice) and the Company does not timely perform its related obligations within the periods herein provided, then the Holder may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election (including, without limitation, any Put Notice) in whole or in part without prejudice to its future actions and rights.

22. Payment Set Aside; Currency. To the extent that the Company or BHN makes a payment or payments to the Holder hereunder or the Holder enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company or BHN (as the case may be), a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. Unless otherwise expressly indicated, all dollar amounts referred to in this Agreement are in United States Dollars ("**U.S. Dollars**"), and all amounts owing under this Agreement shall be paid in

U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. "**Exchange Rate**" means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Agreement, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation.

23. Disclosure. The Company shall, by 8:30 a.m. (New York City time) on the first (1st) Business Day following the date hereof, issue a Report of Foreign Private Issuer on Form 6-K (the "**6-K Filing**") disclosing the material terms of the transactions contemplated hereby. From and after the 6-K Filing, the Holder shall not be in possession of any material, non-public information received from the Company or any of its subsidiaries or any of its respective officers, directors, employees or agents based upon information communicated to the Holder (or its officers, directors, employees or agents) on or prior to the time of the filing of the 6-K Filing.

24. Termination. Notwithstanding anything contained in this Agreement to the contrary, if (i) (1) the agreements governing the Transaction are terminated, (2) a liquidation of the Trust Account occurs prior to the consummation of the Transaction or (3) an acquisition transaction (other than the Transaction) is consummated, then, upon the earliest to occur of the immediately preceding clauses (1) through (3), this Agreement shall automatically terminate and be null and void ab initio (including, without limitation, for clarification purposes, Section 7); or (ii) (I) the Transaction is not consummated by the seven (7) month anniversary of the date hereof or (II) the parties have not entered into the Escrow Agreement by the fifth (5th) Business Day after the date hereof, then, at the election of Holder delivered in writing to the Company at any time after the earlier to occur of the immediately preceding clauses (I) and (II), this Agreement shall be terminated and be null and void ab initio (including, without limitation, for clarification purposes, Section 7).

25. Damages. If the Company is prohibited by the applicable corporation law of its jurisdiction of formation from purchasing any Put Shares in accordance with Section 1 (including, without limitation, (if applicable under such corporation law) as a result of (i) a failure of the Company to have surplus, (ii) the capital of the Company being impaired, (iii) such payment causing any impairment of capital of the Company or (iv) a failure of the Company to have legally available funds to make such payment) (it being understood and agreed that the Company shall obtain a written opinion of the Company's outside counsel with respect to such prohibition), then promptly following each sale of any such Put Shares by Holder at any time following the delivery of the applicable Put Notice (including, without limitation, after the end of the Put Period) for net proceeds less than the Per Share Price, (1) the Holder shall provide the Company with reasonable documentation evidencing such net proceeds so received and (2) the Company and BHN shall, on a joint and several basis, promptly pay to the Holder (but in no event later than two (2) Business Days after receipt of such documentation from Holder) an amount in cash, by wire transfer of immediately available funds to the account specified in writing by Holder, with respect to each such Put Share, equal to the difference between (A) the Per Share Price minus (B) the net proceeds so received with respect to such Put Share.

[*signature pages follow*]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

PRIME ACQUISITION CORP.

By: ____________________
Name: Diana Liu
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BHN SRL.

By: ______________________
Name: Marco Prete
Title: Chairman

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER:

AQR OPPORTUNISTIC PREMIUM OFFSHORE FUND, L.P.

By:______________________

Name: Bradley D. Asness

Title: Principal & Chief Legal Officer AQR Capital Management, LLC